Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON REPORTS 2010 FOURTH-QUARTER AND FULL-YEAR RESULTS

2010 Revenues Grow 14 Percent from Prior Year

ARDEN HILLS, Minn. — Feb. 17, 2011 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its fourth quarter and year ended December 31, 2010.

For the fourth quarter, the company reported net sales of $14.5 million, an increase of 2 percent from net sales of $14.2 million for the prior-year period. The company reported a net loss in the 2010 fourth quarter of $169,000, or $0.03 per diluted share, a marked improvement from a net loss of $1.6 million, $0.29 per diluted share, for the year-ago period. Included in the prior- year results was a loss from discontinued operations of $1.7 million, or $0.32 per diluted share.

 “As we emerge from one of the most challenging economic periods in recent history, we continue to make strides both financially and strategically. In 2010, we drove top- and bottom-line improvement, while positioning the company for long-term growth,” said Mark S. Gorder, president and chief executive officer of IntriCon. “Our bottom-line improvement came even as we increased investments in research and development, which were up $1.1 million, or 34 percent, over the prior year. As a percentage of revenue, research and development was 7.6 percent in 2010, versus 6.5 percent in 2009. In addition, we receive a significant amount of grant funding that contributes to the research and development of core technologies, such as our PhysioLink™ wireless technology.”

Fourth-Quarter Results

For the fourth quarter, IntriCon experienced double-digit growth in both hearing health and professional audio communications. As anticipated, medical was down from the year-earlier fourth quarter. During 2010, several large medical customers experienced temporary fluctuations in demand and entered the fourth quarter with inventory levels above their immediate needs. IntriCon continues to maintain strong relationships with its medical OEM customers. The company believes the fourth-quarter pause in medical orders was temporary and anticipates more normalized order patterns in the first half of 2011. As a percentage of total fourth-quarter revenue, the medical business contributed 36 percent, with hearing health and professional audio communications contributing 40 percent and 24 percent, respectively.

Said Gorder, “We are encouraged by the rebound in our professional audio communications and hearing health markets, with net sales increasing more than 25 percent and 18 percent, respectively, over the year-ago period.” The professional audio communications gain was primarily due to higher sales of headset devices to existing customers and communication devices to government agencies. These customers continue to demand smaller and more durable products that perform well in noisy or hazardous environments.

Driving the hearing health increase was the continued overall rebound in the hearing aid market, coupled with pent-up demand. IntriCon believes that the introduction and acceptance of recently released products, such as the company’s new hybrid Overtus™ DSP amplifier, will lead to significant future growth.

Gross profits in the 2010 fourth quarter were 24.1 percent, down slightly from 25.2 percent in the year-ago period, primarily due to sales mix.

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IntriCon Corporation 2010 Fourth-Quarter Results

February 17, 2011

Full-year Results

For 2010, IntriCon reported net sales of $58.7 million and net income of $361,000, or $0.07 per diluted share. This was up from 2009 net sales of $51.7 million and a net loss of $3.9 million, or $0.73 per diluted share. Included in the 2009 results were Datrix-related acquisition costs and bank financing charges of $561,000, or $0.10 per diluted share. 2010 income from continuing operations was $665,000, or $0.12 per diluted share, compared to a 2009 loss from continuing operations of $1.8 million, or $0.34 per diluted share.

IntriCon’s medical business represented 42 percent of total revenue in 2010, with hearing health and professional audio communications contributing 36 percent and 22 percent, respectively. This compares to 2009 levels of 44 percent, 36 percent and 20 percent for medical, hearing health and professional audio communications, respectively.

Gross profits for 2010 were 25.6 percent, up from 21.4 percent in 2009. Gains were driven by higher sales volumes, increased use of proprietary technology in products—which generates higher margins—and the impact of profit enhancement programs, including production transfers to lower-cost manufacturing facilities and the ongoing rollout of lean manufacturing programs.

Key Milestones

Recently, IntriCon launched its all-new, patent-pending APT™ Open in-the-canal (ITC) hearing aid. Previewed at the European Hearing Aid Acousticians conference in October 2010, and now available to OEM customers worldwide, APT is a complete, technically advanced hearing aid.

APT is powered by IntriCon’s Overtus DSP amplifier and features the company’s Reliant CLEAR™ adaptive feedback canceller and the AcousTAP ™ acoustic push button. Reliant CLEAR is the latest in feedback cancellation, offering added stable gain and faster reaction time. The AcousTAP Switch changes user programs when the ear is patted, which eliminates the physical push button, saving size and cost.

Said Gorder, “We’re committed to developing hearing aid products that bring proprietary enhancements to the marketplace. Research has shown that there are considerable negative social, psychological, cognitive and health effects associated with untreated hearing loss. The Overtus DSP Amplifier offers an effective means to address this condition—it’s a technology-driven amplifier that delivers the latest advances in hearing aid digital signal processing.”

IntriCon is in the process of finalizing development of its PhysioLink wireless technology, which will be incorporated into products in the medical, hearing health and professional audio communication markets. PhysioLink enables audio and data streaming to ear-worn and body-worn applications over distances of up to five meters. The first product platform which will incorporate the PhysioLink will be Sirona, the company’s second generation wireless cardiac diagnostic monitoring (CDM) device.

Future devices that will incorporate PhysioLink technology include IntriCon’s situational listening device (SLD) product platform. SLDs help hearing-impaired people in noisy environments, allowing them to listen to television, music and direct broadcast by wireless connection. SLDs supplement conventional hearing aids that don’t handle noisy situations well. The company anticipates conducting market trials of its SLD platform in the second half of 2011.

In the medical arena, IntriCon continues to make progress on the Centauri CDM device. The company anticipates FDA approval in the second half of 2011, with the product available for sale in late 2011.

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IntriCon Corporation 2010 Fourth-Quarter Results

February 17, 2011

Said Gorder, “We made significant progress during the year in: developing our core technologies across multiple product platforms; launching new devices; and continuing to run an efficient organization. As we enter 2011, we remain focused on building on these initiatives.

“From a customer standpoint, we are concentrating our resources and capital on our strengths: making body-worn devices smaller, smarter and more effective. We’re doing so by accelerating the development of proprietary core technologies. This strategy centers on continued prudent investments in new initiatives that we believe will fuel long-term growth.

“As a business, our primary goals are to build revenue, improve margins and grow our bottom line. We will do so by: raising the percentage of proprietary IntriCon technology we incorporate in our products; driving higher sales volumes; and increasing our low-cost manufacturing footprint.”

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Thursday, Feb. 17, 2011, beginning at 4:00 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review financial performance and discuss the company’s strategies. To join the conference call, dial: 1-877-941-8631 (international 1-480-629-9819) and provide the conference identification number 4407088 to the operator.

A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CT on Wednesday, Feb. 23, 2011. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter access code: 4407088.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. The company is focused on three key markets: medical, hearing health, and professional audio communications. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

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IntriCon Corporation 2010 Fourth-Quarter Results

February 17, 2011

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “anticipate,” “expect”, “should”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, statements concerning prospects in the miniature body-worn device arena, new products and their timing, strategic alliances, future growth and expansion, market fundamentals, future financial condition and performance, prospects and the positioning of IntriCon to compete in chosen markets and the Company’s planned investments in research and development. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include, without limitation, risks related to the current economic crisis, the risk that IntriCon may not be able to achieve its long-term strategy, weakening demand for products of the company due to general economic conditions, risks related to the company’s strategic alliances and joint venture, possible non-performance of developing the Centauri, Scenic, Overtus, APT, Sirona, PhysioLink, wireless glucose monitor and situational listening device products and other technological products, the volume and timing of orders received by the company, changes in the mix of products sold, competitive pricing pressures, the cost and availability of electronic components and commodities for the company’s products, ability to create and market products in a timely manner, competition by competitors with more resources than the company, government regulation and review of products, foreign currency risks arising from the company’s foreign operations, ability to satisfy and maintain compliance with the covenants under the company’s loan facility, the costs and risks associated with research and development investments and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2009. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At Padilla Speer Beardsley:
Scott Longval, CFO	Matt Sullivan/Marian Briggs
651-604-9526	612-455-1700
slongval@intricon.com	msullivan@psbpr.com / mbriggs@psbpr.com

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IntriCon Corporation 2010 Fourth-Quarter Results

February 17, 2011

IntriCon Corporation

Consolidated Condensed Statements of Operations (in thousands, except per share data)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Sales, net	$14,482	$14,152	$58,697	$51,676
Cost of sales	10,991	10,581	43,684	40,625
Gross profit	3,491	3,571	15,013	11,051

Operating expenses:
Sales and marketing	760	939	3,133	2,962
General and administrative	1,466	1,430	5,801	5,374
Research and development	1,030	878	4,485	3,345
Total operating expenses	3,256	3,247	13,419	11,681
Operating income (loss)	235	324	1,594	(630)

Interest expense	(155)	(211)	(655)	(836)
Equity in (loss) income of partnerships	(177)	77	(135)	(150)
Other expense, net	(33)	(54)	(4)	(220)
Income (loss) from continuing operations before income taxes and discontinued operations	(130)	136	800	(1,836)

Income tax expense (benefit)	39	(4)	145	(34)
Income (loss) before discontinued operations	(169)	140	655	(1,802)

Loss from discontinued operations, net of income taxes	―	(1,737)	(329)	(2,119)
Gain on sale of discontinued operations, net of income taxes	―	―	35	―
Net income (loss)	$(169)	$(1,597)	$361	$(3,921)

Basic income (loss) per share:
Continuing operations	$(0.03)	$0.03	$0.12	$(0.34)
Discontinued operations	0.00	(0.32)	(0.05)	(0.39)
Net income (loss)	$(0.03)	$(0.29)	$0.07	$(0.73)

Diluted income (loss) per share:
Continuing operations	$(0.03)	$0.03	$0.12	$(0.34)
Discontinued operations	0.00	(0.32)	(0.05)	(0.39)
Net income (loss)	$(0.03)	$(0.29)	$0.07	$(0.73)

Average shares outstanding:
Basic	5,505	5,464	5,484	5,394
Diluted	5,505	5,464	5,535	5,394

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IntriCon Corporation 2010 Fourth-Quarter Results

February 17, 2011

IntriCon Corporation

Consolidated Condensed Balance Sheets (in thousands, except per share data)

At December 31,	2010	2009
Current assets:	(Unaudited)
Cash	$281	$385
Restricted cash	478	406
Accounts receivable, less allowance for doubtful accounts of $219 at December 31, 2010 and $226 at December 31, 2009	8,228	7,084
Inventories	8,331	8,221
Refundable income taxes	―	63
Other current assets	446	816
Current assets of discontinued operations	―	1,140
Total current assets	17,764	18,115

Machinery and equipment	36,610	35,516
Less: Accumulated depreciation	30,184	28,725
Net machinery and equipment	6,426	6,791

Goodwill	9,709	9,717
Investment in partnerships	1,109	1,237
Other assets of discontinued operations	―	142
Other assets, net	1,259	1,361
Total assets	$36,267	$37,363

Current liabilities:
Checks written in excess of cash	$409	$102
Current maturities of long-term debt	2,095	1,709
Accounts payable	3,161	3,637
Accrued salaries, wages and commissions	1,593	1,231
Deferred gain	110	110
Partnership payable	260	260
Income taxes payable	24	―
Liabilities of discontinued operations	―	926
Other accrued liabilities	1,497	1,636
Total current liabilities	9,149	9,611

Long-term debt, less current maturities	6,465	7,730
Other postretirement benefit obligations	710	756
Long-term partnership payable	240	500
Deferred income taxes	169	129
Accrued pension liabilities	464	543
Deferred gain	495	605
Other long-term liabilities	4	―
Total liabilities	17,696	19,874
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 6,073 and 5,986 shares issued; 5,557 and 5,470 shares outstanding at December 31, 2010 and 2009, respectively.	6,073	5,986
Additional paid-in capital	15,644	14,987
Retained deficit	(1,644)	(2,005)
Accumulated other comprehensive loss	(237)	(214)
Less: 516 common shares held in treasury, at cost	(1,265)	(1,265)
Total shareholders' equity	18,571	17,489
Total liabilities and shareholders’ equity	$36,267	$37,363

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